UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )
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HESKA CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT DATED MARCH 21, 2022
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 4, 2022

This proxy statement supplement (“Supplement”) updates and amends the definitive proxy statement (“Proxy Statement”) filed by Heska Corporation (the “Company,” “we” or “our”) with the Securities and Exchange Commission (“SEC”) on March 21, 2022, regarding the 2022 Annual Shareholders Meeting of the Company to be held on May 4th, 2022, or at any adjournments or postponements thereof (the “Meeting”). This Supplement is being filed with the SEC and is being made available to stockholders on or about April 26, 2022.

We are filing this Supplement to provide more clarity and information regarding our Company’s executive compensation for 2021 and to further explain the structure of CEO Kevin Wilson’s performance-based restricted stock award and his employment agreement, in general. The Company believes that this additional information would be beneficial to shareholders and requests that shareholders vote “FOR” Proposal No. 4 approving, on an advisory basis, the compensation of our NEOs (“Say-on-Pay”).

In addition, we are filing this Supplement to confirm that stockholders are entitled to ask questions at the Meeting. More information as to how to submit questions for the Meeting appears below under the heading “How Stockholders Can Submit Questions at the Meeting.”

Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement. This Supplement does not provide all of the information that is important to your decisions in voting at the Meeting. This Supplement should be read in conjunction with the Proxy Statement.

Supplemental Information Regarding the Company’s Executive Compensation

1. Structure of Mr. Wilson’s performance-based restricted stock award.

The vesting of Mr. Wilson’s performance-based restricted stock award is contingent upon achievement of three independently measured financial metrics: Consolidated revenue, gross margin, and adjusted EBITDA margin. Fifty percent of the granted shares are tied to consolidated revenue while the other two metrics are each tied to 25 percent of the granted shares.

As stated in the Compensation Discussion and Analysis, the granted shares may vest according to four performance levels: Threshold, Low Target, Target, and Maximum. The goals associated with each metric are described below.

Metric*	Threshold	Low Target	Target	Maximum
Consolidated Revenue	$265,000,000	$297,500,000	$330,000,000	$500,000,000
Gross Margin	42%	44.5%	47%	50%
Adjusted EBITDA Margin	12%	14.5%	17%	20%
*Performance will not be interpolated between performance levels, except in relation to a change in control.

Upon achievement of the goals above, the following restricted shares may be earned:

Metric	Threshold	Low Target	Target	Maximum
Consolidated Revenue	10,000	10,000	10,000	60,000
Gross Margin	5,000	5,000	5,000	30,000
Adjusted EBITDA Margin	5,000	5,000	5,000	30,000

Mr. Wilson has a five-year period in which to achieve the goals under any of the four performance levels. Each metric, however, represents performance for a single year. If, at the conclusion of any of the fiscal years during the measurement period, a performance level is achieved with respect to any metric, Mr. Wilson will vest in the corresponding number of shares. For example, if at the conclusion of fiscal year 2024, the Company only meets the consolidated revenue goal at the Threshold level, then the threshold number of shares attached to the consolidated revenue metric will vest (10,000 restricted shares in this case). Subsequently, if at the conclusion of fiscal year 2025, the Company also meets the Low Target consolidated revenue goal, an additional 10,000 restricted shares will vest.

Multiple performance levels may be achieved in one year. For example, if the Target consolidated revenue goal is achieved in fiscal year 2024 and the Threshold performance level had not previously been attained, Mr. Wilson would earn the Threshold (10,000), Low Target (10,000), and Target (10,000) number of shares.

Once a performance level is achieved in any fiscal year, the performance goal may not be achieved again in subsequent years. In all cases, the Company must achieve higher levels of performance in order to earn more restricted shares. If any goals are not achieved by the fifth anniversary of the grant date, the restricted shares tied to those goals are forfeited.

The Committee believes the goals for each performance level are aggressive but realistic through diligent execution of the Company’s strategy. The performance levels were created following the fiscal year 2020 results, during which consolidated revenue was $197 million. The Threshold consolidated revenue goal, for example, requires 35 percent growth over fiscal 2020 consolidated revenues for any shares to vest. Similarly, performance at the Maximum consolidated revenue level requires 154 percent growth over fiscal 2020 consolidated revenues.

For additional context on the difficulty in achieving certain performance levels, the table below highlights the percent growth required over fiscal year 2020 for various restricted shares to vest. Since both gross margin and adjusted EBITDA margin are represented as a percentage, they understate the percentage of margin dollars created. For instance, assuming a revenue increase to the Threshold level, improving the gross margin from 41 percent in fiscal year 2020 to the Threshold goal of 42 percent will require a 38 percent increase in margin dollars ($265M*42%/ $197M*41%).

		Percent Growth Required Over FY2020 Actuals
Metric	FY2020 Actuals	Threshold	Low Target	Target	Maximum
Consolidated Revenue	$197M	35%	51%	68%	154%
Gross Margin	41%	2%	9%	15%	22%
Adjusted EBITDA Margin	11.3%	6%	28%	50%	77%

2. Structure of Mr. Wilson’s performance-based stock option awards.

When building this incentive program, the Compensation Committee believed that Mr. Wilson’s compensation should also be linked to increases in our share price, which provides a direct link to value creation for our shareholders. To that end, a significant portion of Mr. Wilson’s grant was tied to rigorous stock price hurdles. For the Target number of stock options to vest, the Company’s stock price must increase to $300 (a 51 percent increase over the $198.40 grant date closing price). Earning the Maximum number of stock options requires a 76 percent increase over the grant date price. For greater context, Heska’s stock price closed at $130.70 on April 25, 2022, significantly increasing the stretch performance needed to meet these goals and vest in these stock options.

The Committee also approached the design of these stock options in a conservative manner. In order for any of the granted stock options to vest, the Company’s stock price must average the Target and/or Maximum share price over a 20-day period. This measurement period requires that the stock price averages the Target or Maximum prices for an entire month of trading days, approximately. The Committee believes this structure requires meaningful and durable stock price appreciation.

These performance-based stock options have a five-year term and will be forfeited to the extent not earned and exercised prior to such expiration.

3. CEO base salary increase.

Mr. Wilson’s employment agreement established a base salary of $1 million. The Committee set this base salary appropriately only after careful consideration of Mr. Wilson’s corporate leadership, the Company’s financial performance during his tenure, and pay levels at similarly sized peers. Shareholders should also be aware that Mr. Wilson is not eligible for increases to base salary or annual cash incentive opportunity during his current employment term. While annual increases to base salary are common for executives at other companies, the Company’s Compensation Committee focused on rewarding Mr. Wilson for objective performance results through both the short- and long-term incentive programs and expect his salary to remain at this level during the initial four-year term of his current employment agreement.

4. Modification to the short-term incentive program.

For fiscal year 2021, the Compensation Committee altered the structure of the short-term incentive program. Prior to 2021, the cash award opportunities were conservative relative to market and guided by two financial metrics: revenue and adjusted EBITDA. The conservative nature of the structure required the Compensation Committee to exercise its discretion to provide awards that were outside of the program, more in line with market, and commensurate with the CEO’s performance.

For 2021 and beyond, the Committee believed that such discretion should be more structured and incorporated into the program itself. As such, the Committee moved to a more market-based and formulaic approach to cash incentives in order to limit subjective consideration of individual performance to 30 percent of any awards earned under the program (with the remainder based on financial performance). The Committee believes this new structure more appropriately balances financial outcomes with the consideration of individual performance in achieving strategic and operational successes not contemplated at the beginning of a fiscal year.

How Stockholders Can Submit Questions at the Meeting

Stockholders will have the opportunity to submit questions in advance of and during the Meeting:

•In advance of the Meeting. Stockholders may submit questions in advance of the virtual Meeting by emailing the question and proof of ownership to InvestorRelations@Heska.com. The deadline to submit questions in advance is 5:00 p.m. Mountain Daylight Time on May 3, 2022. Proof of ownership includes a copy of one of the following: (i) your proxy card or voting instruction form; (ii) your Computershare account statement or bank or brokerage account statement indicating your ownership of our common stock as of the record date, March 7, 2022; or (iii) the Notice Regarding the Availability of Proxy Materials (the “Notice”).

•During the Meeting. Stockholders may submit questions in writing during the virtual Meeting by accessing the virtual Meeting website at http://meetnow.global/M7WVHGD, and entering the 15-digit control number included in the Notice or on the proxy card that you request and receive by mail or email. Questions may be submitted using the “Q&A” tab.

Questions submitted that are pertinent to the Company and the items being voted on by stockholders during the Meeting will be read aloud and answered, as time permits and in accordance with Meeting procedures. Questions regarding personal matters, including those related to employment, product or service issues, or related to strategic transactions are not pertinent to Meeting matters and therefore will not be answered. Substantially similar questions will be grouped, summarized and answered together due to time constraints. Our Investor Relations or General Counsel’s office will respond to other questions not answered during the Meeting, as appropriate.

Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares.